Exhibit 99.1

BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

Embryome Sciences, Inc. Acquires Exclusive License for
ACTCellerate Technology

ALAMEDA, CA, July 16, 2008 – Embryome Sciences, Inc., a wholly owned subsidiary of BioTime, Inc., (OTCBB: BTIM) has acquired from Advanced Cell Technology, Inc. (“ACT”) an exclusive license to use “ACTCellerate™”embryonic stem cell technology and a bank of over 140 diverse progenitor cell lines derived using that technology.

ACTCellerate™ is a recently discovered technology that allows the rapid isolation of novel highly purified embryonic progenitor cells. Embryonic progenitors are cells intermediate between embryonic stem cells and fully differentiated cells.  The progenitor cells are relatively easy to manufacture on a large scale and in a purified state, which may make it advantageous to work with these cells compared to the direct use of embryonic stem cells. Using the ACTCellerate platform technology over 140 distinguishable novel progenitor cell lines have already been created, scaled-up, and banked. These unique cell lines may possess the ability to become a wide array of products never before available to the medical community, with potential applications in research, drug discovery, and human regenerative stem cell therapy.  Embryome Sciences plans to sell the progenitor cells, and the specific culture media that stimulates the propagation of the cells, to the research community through the company’s website Embryome.com. The company may also collaborate with others in the development of human therapeutic uses of the cell lines.

The licensed ACTCellerate rights include pending patent applications, know-how, and the existing bank of cell lines.  The license is exclusive and world-wide for all commercial purposes, including the development of research products and therapeutic and diagnostic products for human and veterinary use.  Embryome Sciences will pay ACT a license fee and an 8% royalty on sales of products, services, and processes that utilize the licensed technology.  Once a total of $1,000,000 of royalties has been paid, no further royalties will be due.

ACT has an option to reacquire rights to use the ACTCellerate technology for the development of certain types of stem cells for human therapeutic use in fields related to its core business.

“There is a large and growing market in supplying basic research tools to scientists funded by the $3 billion California stem cell initiative as well as scientists entering the field world wide, and our long-term plan is to be the first profitable company in the stem cell sector,” said Michael D. West, Ph.D., CEO of BioTime and Embryome Sciences.  “We are already offering our first research products through our website Embryome.com, where researchers can also access our stem cell database.  Our license of the ACTCellerate technology adds to our portfolio of embryonic stem cell patent licenses that includes the core technology from the Wisconsin Alumni Research Foundation, and other technology sublicensed from Lifeline Cell Technology, LLC, which we plan to use to develop and market additional stem cell research products.”

Embryome Sciences is presently marketing cell growth media called ESpanTM in collaboration with Lifeline.  These growth media are designed for the growth of human embryonic progenitor cells.  Additional new products that Embryome Sciences has targeted for development are ESpyTM cell lines, which will be derivatives of hES cells that send beacons of light in response to the activation of particular genes.  The ESpy™ cell lines will be developed in conjunction with Lifeline using the licensed ACTCelerate technology and other technology sublicensed from Lifeline. Embryome Sciences also plans to bring to market new growth and differentiation factors that will permit researchers to manufacture specific cell types from embryonic stem cells, and purification tools useful to researchers in quality control of products for regenerative medicine.

Additional information about ACTCellerate technology appears in the May 2008 edition of the journal Regenerative Medicine (www.futuremedicine.com/toc/rme/3/3). ACTCellerate™ is a trademark of Advanced Cell Technology, Inc.

About BioTime, Inc. (BTIM.OB):

BioTime, headquartered in Alameda, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. BioTime has recently entered the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. where it plans to develop new medical and research products using embryonic stem cell technology. Additional information about BioTime can be found on the web at www.biotimeinc.com. Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, and ESpanTM are trademarks of BioTime, Inc.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390

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